As filed with the U.S. Securities and Exchange Commission on April 14, 2020.

Registration No. 333-237627

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUNOVANT, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	83-2771572
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

320 West 37th Street

New York, NY 10018

(917) 580-3099

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

W. Bradford Middlekauff

General Counsel

Immunovant, Inc.

320 West 37th Street

New York, NY 10018

(917) 580-3099

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank F. Rahmani John T. McKenna Alison A. Haggerty Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	Nathan Ajiashvili B. Shayne Kennedy Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ (File No. 333-237627)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-237627), as amended, declared effective on April 14, 2020 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document

5.1	Opinion of Cooley LLP.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1, as amended (File No. 333-237627), filed with the Commission on April 10, 2020 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 14th day of April, 2020.

IMMUNOVANT, INC.

By:	/s/ Peter Salzmann, M.D.

Peter Salzmann, M.D. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Peter Salzmann, M.D. Peter Salzmann, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	April 14, 2020

/s/ Pamela Yanchik Connealy Pamela Yanchik Connealy	Chief Financial Officer (Principal Financial and Accounting Officer)	April 14, 2020

* Frank M. Torti, M.D.	Chairperson of the Board of Directors	April 14, 2020

* Andrew Fromkin	Director	April 14, 2020

* Douglas Hughes	Director	April 14, 2020

* George Migausky	Director	April 14, 2020

* Atul Pande, M.D.	Director	April 14, 2020

* Eric Venker, M.D.	Director	April 14, 2020

*By:	/s/ Pamela Yanchik Connealy

Pamela Yanchik Connealy
Attorney-In-Fact